Exhibit 99-B.8.24

SELLING AND SERVICES AGREEMENT
AND
FUND PARTICIPATION AGREEMENT

         THIS AGREEMENT, made and entered into as of this __5th_ day of __October____, 2006 by and among ING Life Insurance and Annuity Company ("ING Life"), ING Financial Advisers,
LLC ("ING Financial") (collectively, "ING"), and BlackRock Distributors, Inc. ("Distributor"),
acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a "Fund" or collectively the "Funds").

         WHEREAS, Distributor acts as principal underwriter for the Funds; and

         WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections
401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended ("Code"), certain nonqualified deferred compensation arrangements, and custodial accounts under Section
403(b)(7) or 408 of the Code (collectively, "Plans"); and

         WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such
Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the "Contracts"); and

         WHEREAS, ING Life has established separate accounts: Variable Annuity Accounts B, C,
F, G, I and Separate Account D and may establish such other accounts as may be set forth in
Schedule A attached hereto (the "Separate Accounts") to serve as an investment vehicle for the
Contracts; and

         WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts; and

         WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the
Separate Accounts that may in turn invest in the Funds;

         NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.

(a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of appropriately designated nominee of each Plan ("Nominee") in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan ("Plan Representative") upon the direction of a Plan participant or beneficiary ("Participant"). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan
Representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

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               (b)    With respect to Plans that invest in the Funds indirectly through the Contracts,
ING Life represents that each of the Separate Accounts is a separate account under Connecticut
Insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the
Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the
Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a
Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media.
Selection of a particular investment management company and changes therein from time to time are made by the Contract Owner or Participant, as applicable under a particular Contract.

2.      Omnibus Account.

         The parties agree that, with respect to each Fund, a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment directly in the Fund, and a single omnibus account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts (collectively, the
"Accounts.") ING Life as issuer of the Contracts or as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.      Pricing Information, Orders, Settlement.

         (a)  Distributor will make shares available to be purchased by the Nominee or by ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the
Funds at net asset value as described in the Funds’ prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the Nominee to correspond with investment instructions received by ING from Contract Owners, Plan Representatives or Participants.

         (b)  Distributor agrees to furnish or cause to be furnished to ING Financial for each Fund:
(i) confirmed net asset value information as of the close of trading (currently 4:00 p.m., East
Coast time) on the New York Stock Exchange ("Close of Trading") on each business day that the
New York Stock Exchange is open for business ("Business Day") or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii)
dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall use its best efforts to provide or cause to be provided to ING Financial such information by 6:30 p.m. but in no event later than
7:00p.m., East Coast time absent extraordinary circumstances and Fund or its agent will promptly notify ING of the delay.

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          (c)  ING Financial, as agent for the Funds for the sole purpose of receiving share purchase and redemption orders from Contract Owners, Plan Representatives or Participants shall receive for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its Separate Accounts
("Instructions"). In addition, ING Financial shall (i) transmit to the Fund such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (ii) upon acceptance of any such Instructions by the Fund, communicate such acceptance to the Contract
Owners, Plan Representatives or Plan Participants, as appropriate ("Confirmation"). The
Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (the “Trade Date”).
Instructions received in proper form by ING Financial and time stamped after the Close of
Trading on any given Business Day shall be treated as if received on the next following Business
Day. ING Financial agrees that all Instructions received by ING Financial, which will be transmitted to the Fund for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

          (d)  ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by
Distributor, as soon as possible, but in any event no later than 4:00 p.m., East Coast time on the next Business Day after the Trade Date.

          (e)  The Fund or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING
Financial, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the same Business Day on which such redemption orders are received by the Fund in conformance with Section 3(c).

          (f)  In lieu of applicable provisions set forth in paragraphs 3(a) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in
which case such activities will be governed by the provisions set forth in Exhibit I to this
Agreement.

          (g)  Upon Distributor’s request, ING shall provide copies of historical records relating to transactions between the Funds and the Contract Owners, Plan Representatives or Participants
investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or Fund
Directors or a shareholder. ING also agrees that ING will permit Distributor or the Funds, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

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          (h)  ING Financial shall assume responsibility as herein described for any loss to a Fund caused by a cancellation or correction made to an Instruction by a Contract Owner, Plan
Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to the Fund, and ING Financial will immediately pay such loss to such Fund upon ING Financial’s receipt of written notification, with supporting data.

          (i)  Distributor shall indemnify and hold ING harmless from the effective date of this
Agreement against any amount ING is required to pay to Contract Owners, Plans, Plan
Representatives or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to Distributor. Neither the Fund nor the Distributor shall be responsible for indemnifying ING for its internal expenses or labor costs incurred as a result of any such incorrect calculation or incorrect or late reporting; provided, however, Distributor shall be liable to ING for systems and out of pocket costs incurred by ING in making a Contract
Owner’s, a Plan’s or a Participant’s account whole, if such costs or expenses are a result of the
Fund’s failure to provide timely (in accordance with section 3(b) and Exhibit I of this
Agreement) or correct net asset values, dividend and capital gains or financial information (each or together a “Pricing Error”). The following limits shall apply to the liabilities of Distributor to
ING for systems and out of pocket costs incurred by ING if such costs or expenses are a result of a Pricing Error: (i) $1,500 per day for each day that incorrect information provided by Fund or
Distributor is not corrected, if such period does not include a month-end or a fiscal quarter-end,
(ii) $2,000 per day for each day that such incorrect information provided by Fund or Distributor is not corrected, if such period does include a month-end or a fiscal quarter-end, or (iii) up to
$15,000 per occurrence in the aggregate under (i) or (ii) above. Any incorrect information that has as a common nexus any single error shall be deemed to be one occurrence for these purposes provided all corrections are provided at the same time.

For the purposes of this Section, “systems and out of pocket expenses” means those costs and expenses directly incurred by ING as a result of a Pricing Error and which shall be limited to costs and expenses in the nature of labor and materials for re-running batch cycles and/or other distribution of all necessary documentation.

If a mistake is caused in supplying information or confirmations required to be provided under this Agreement which results in a reconciliation with incorrect information, the amount required to make a Contract Owner’s or a Plan’s or a Participant’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

          (j)  Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this
Agreement.

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4.	Servicing Fees.

The provision of shareholder and administrative services to Contract Owners or to the Plans shall be the responsibility of ING Financial, ING Life or the Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a saving in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ING
Life a servicing fee as set forth in Schedule B attached hereto. Subject to receipt by Distributor of an invoice, related sub-account documentation and such other information as Distributor may reasonably require from time to time, Distributor will make such payments to ING Life within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the quarter and such other supporting data as may be reasonably requested by ING Life.

5.	12b-1 Fees.

To compensate ING Financial for its distribution of Fund Shares, Distributor shall make quarterly payments to ING Financial equal to the amount of the Rule 12b-1 Plan fee for such relevant Fund and class thereof, as specified in the Fund’s then current Prospectus and Rule 12b-
1 Plan . Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial.

6.	Expenses.

With respect to any prospectus, prospectus supplement, shareholder report or proxy solicitation materials that concern solely the Funds and no other investment vehicle funding the
Accounts, the Fund shall pay for ING Life’s postage and reasonable other out of pocket costs as necessary for ING Life to provide shareholder services to Contract Owners or the Plans. With respect to any prospectus, prospectus supplement, shareholder report or proxy solicitation materials that concern the Funds together with other investment vehicles funding the Accounts, the Fund shall pay a proportionate amount of ING Life’s postage and reasonable other out of pocket costs, as necessary for ING Life to provide shareholder services to Contract Owners or the
Plans, based on the percentage of the Account’s overall assets that are invested in the Funds.
Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, provide ING, or at
ING’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

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7.	Termination.

This Agreement shall terminate as to the maintenance of the Account:

(a) At the option of either ING Life, ING Financial or Distributor upon one hundred eighty
(180) days advance written notice to the other parties;

(b) At the option of ING Life or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

(c) At the option of either ING Financial or Distributor, upon institution of formal disciplinary or investigative proceedings against ING Financial, Distributor or the Funds by the
National Association of Securities Dealers, Inc. ("NASD"), SEC, or any other regulatory body;

(d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement or the terms of the Prospectus;

(e) At the option of ING, upon termination of the management agreement between the
Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

(f) Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING Life will give 60 days’ written notice to the Fund and the Distributor of any decision to replace the
Fund’s shares;

(g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial and ING Life may assign, without consent of Distributor, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that ING Financial or ING Life may enter into subcontracts with other dealers (“Subcontractors”) for the solicitation of sales of shares of the
Funds without the consent of Distributor; or

(h) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts or the
Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

8.	Continuation of Agreement.

Termination as the result of any cause listed in Section 7 hereof shall not affect the Funds’
respective obligations to continue to maintain the Account as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement. For the avoidance of doubt neither the Funds nor the Distributor shall have any further liability for payment of servicing fees from the effective date of termination, save for services satisfactorily performed pursuant to this Agreement prior to such date.

9.	Advertising and Related Materials.
(a) Advertising and literature with respect to the Funds prepared by ING Financial or the
Nominee or its agents for use in marketing shares of the Funds to Contract Owners or Plans
(except any material that simply lists the Funds’ names) shall be submitted to Distributor for review and written approval before such material is used with the general public or any Contract
Owner, Plan, Plan Representative, or Participant. Distributor shall use reasonable commercial efforts to advise the submitting party in writing within five (5) Business Days of receipt of such materials of its approval or disapproval of such materials.
(b) Distributor will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Distributor will also provide to ING an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on ING's websites at ING’s discretion.
(c) Distributor will use its best efforts to provide via Excel spreadsheet diskette format or in electronic transmission to ING such portfolio information as is reasonably necessary to update
Fund profiles within seven business days following the end of each quarter or within such time thereafter as is commercially practicable in all the circumstances.

10.	Proxy Voting.
ING or the Nominee will distribute to Contract Owners, Plan Representatives or
Participants all proxy materials furnished by Distributor or its designees for the Funds. ING and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

11.	Indemnification.
(a) ING agrees to indemnify and hold harmless the Funds, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 ("1933 Act") against any losses, claims, damages or liabilities to which the Funds, Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING or any Subcontractor under this Agreement (which, without limitation, shall include any loss or damage arising as a consequence of errors in any materials published or distributed by ING which relate to the Funds and which have not been approved by Distributor), or (ii) result from a breach of a material provision of this Agreement by
ING or Subcontractor. ING will reimburse any legal or other expenses reasonably incurred by
Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

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(b) Distributor agrees to indemnify and hold harmless each of ING Financial and ING Life, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial and ING Life and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial or ING Life, the
Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i)
arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this
Agreement by Distributor. Distributor will reimburse any legal or other expenses reasonably incurred by ING Financial or ING Life, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that Distributor will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial or ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall any party to this Agreement be liable to any other party for indirect or consequential damages.

12. Representations and Warranties.

(a) Representations of ING Life. ING Life represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

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(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund’s shares through the Account.

(b) Representations of ING Financial. ING Financial represents and warrants:

(i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-
dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii) that it (1) is a limited liability company duly organized under the laws of the State of
Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

(iv) that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Distributor.

(c) Representations of Distributor. Distributor represents and warrants:

(i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal and state securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal and state securities laws; that the Funds amend their registration statements under the 1933 Act and the
1940 Act from time to time as required or in order to effect the continuous offering of its shares;
and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

(iii) that the Funds are currently qualified as regulated investment companies under
Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify ING Financial and ING Life immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

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(iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(v) that Distributor (1) is a corporation duly organized under the laws of the State of
Delaware (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

13. Governing Law.

This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

14. Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties. To ING Financial/ING:

ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
151 Farmington Avenue, TS41
Hartford, CT 06156
Attention: Michael C. Eldredge
(860) 723-3403

To Distributor:
BlackRock Distributors, Inc.
760 Moore Road
King of Prussia, PA
Attention:	Bruno DiStefano, Vice President

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

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(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this
Agreement by signing any such counterpart.

(e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

(g) ING Life, ING Financial, and BlackRock Distributors, Inc. represent and covenant that at all times relevant to this Agreement they will remain in compliance with all applicable federal and state laws, rules and regulations, and the applicable rules and regulations of any self-
regulatory organization with jurisdiction over them. (The foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law.”) Applicable Law specifically includes, but is not limited to, the following anti-money laundering laws and regulations (hereinafter, the
“AML Requirements”): (i) applicable requirements under the provisions of the International
Money Laundering Abatement Act and the Bank Secrecy Act, as amended by the USA
PATRIOT Act (“BSA”), (ii) applicable regulations issued under the BSA, (iii) rules requiring
ING Financial and BlackRock Distributors Inc. to implement an Anti-Money Laundering
Program and a Customer Identification Program ("CIP"), (iv) laws and regulations administered by the Office of Foreign Asset Controls of the U.S. Department of the Treasury, and (v) any other anti-money laundering law, rule or regulation applicable to them as financial institutions under the BSA. ING Financial and BlackRock Distributors, Inc. will, upon reasonable request, not more than once each year, certify to one another that each of them has established and maintains an anti-money laundering program reasonably calculated to comply with the AML Requirements and that, to the extent required by applicable CIP regulations, each (i) provides notice of its CIP to all new customers, (ii) obtains required identifying data elements for each customer, (iii)
reasonably verifies the identity of each new customer (using the data elements), (iv) takes appropriate action with respect to persons whose identities cannot be verified and (v) retains the required records.

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(h) Restrictions on "Excessive Trading." ING has adopted its own excessive trading policy, a copy of which is attached as Exhibit II (“Market Timing Policy”). ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING monitors individual Participant and Contract Owner trading in accordance with its Market Timing Policy. ING will use its best efforts, and shall reasonably cooperate with the Distributor and the Funds, to enforce both its Market Timing Policy and stated policies in a
Fund’s currently effective Prospectus or Statement of Additional Information regarding transactions in Fund shares, including those related to market timing and excessive trading. ING will execute any instructions from the Distributor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual participant or Contract Owner who has been identified by the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading

(i) Distributor shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the continuous offering of shares of the Funds. In no way shall the provisions of this Agreement limit the authority of the Distributor or the Funds to take such lawful action as they may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of the shares. Distributor shall be under no liability to ING or their customers except for lack of good faith and for obligations expressly assumed by Distributor herein. Nothing contained in this sub-Section is intended to operate as, and the provisions of this sub-Section shall not in any way whatsoever constitute, a waiver by
ING of compliance with any provision of the 1933 Act, or of the rules and regulations of the SEC issued thereunder.

(j) ING and Distributor represent and warrant that the fees payable to ING pursuant to this
Agreement are reasonable in relation to the services to be provided and reasonably similar to the fees payable for equivalent services under similar agreements with other parties.

15. Schedule B

Schedule B is included in its entirety.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By	/s/ Lisa Schwartz Gilarde
Name	Lisa Schwartz Gilarde
Title	Vice President

ING FINANCIAL ADVISERS, LLC

By	/s/ Terran R Titus
Name	Terran R Titus
Title	VP. Advisory Services

BLACKROCK DISTRIBUTORS, INC.

By	/s/ Bruno DiStefano
Name	Bruno DiStefano
Title	VP

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Schedule A
For any additional separate accounts

                                                                                                    Schedule A

Schedule B

ING shall be entitled to offer Class A, I and R shares, to the extent available, of the Merrill Lynch Funds listed below.

In addition, where ING maintains one or more omnibus accounts (directly or through a nominee) with the
Fund Transfer Agent for purposes of holding the shares of the Accounts, Distributor agrees to pay to ING
Life, except as noted, a fee in consideration for administrative services provided of:
(i) 5 basis points (0.05%) per annum of the average daily net assets invested in Index Funds;
(ii) 15 basis points (0.15%) per annum of the average daily net assets invested in Fixed Income
Funds; and
(iii) 25 basis points (0.25%) per annum of the average daily net assets invested in Equity Funds through the Contracts or through ING Life’s arrangements with Plans in each quarter pursuant to this
Agreement.

Such compensation shall be payable quarterly upon Distributor’s receipt of an invoice from ING, based on appropriate sub-account documentation provided by ING. The parties hereto both acknowledge that any compensation to ING in addition to Rule 12b-1 plan fees shall be exclusively in consideration of administrative services performed and not distribution services.

Schedule B

Fund Name

BlackRock All-Cap Global Resources Portfolio
BlackRock Asset Allocation Portfolio
BlackRock Aurora Portfolio
BlackRock Balanced Capital Fund
BlackRock Basic Value Fund
BlackRock Developing Capital Markets Fund
BlackRock Equity Dividend Fund
BlackRock EuroFund
BlackRock Focus Twenty Fund
BlackRock Focus Value Fund
BlackRock Fundamental Growth Fund
BlackRock Global Allocation Fund
BlackRock Global Dynamic Equity Fund
BlackRock Global Financial Services Fund
BlackRock Global Growth Fund
BlackRock Global Opportunities Portfolio
BlackRock Global Science & Technology Opportunities Portfolio
BlackRock Global Small Cap Fund
BlackRock Global Technology Fund
BlackRock Global Value Fund
BlackRock Health Sciences Opportunities Portfolio
BlackRock Healthcare Fund
BlackRock International Fund
BlackRock International Index Fund*
BlackRock International Value Fund
BlackRock Investment Trust Portfolio
BlackRock Large Cap Core Fund
BlackRock Large Cap Growth Fund
BlackRock Large Cap Value Fund
BlackRock Latin America Fund
BlackRock Legacy Portfolio
BlackRock Mid-Cap Growth Equity Portfolio
BlackRock Mid-Cap Value Equity Portfolio
BlackRock Mid-Cap Value Opportunities Fund
BlackRock Natural Resources Trust
BlackRock Pacific Fund
BlackRock S & P 500 Index Fund*
BlackRock Small Cap Core Portfolio
BlackRock Small Cap Growth Equity Portfolio
BlackRock Small Cap Growth Fund II
BlackRock Small Cap Index Fund*
BlackRock Small/Mid-Cap Growth Equity Portfolio

BlackRock U.S. Opportunities Portfolio
BlackRock Utilities and Telecommunications Fund
BlackRock Value Opportunities Fund
BlackRock Aggregate Bond Index Fund*
BlackRock Bond Fund
BlackRock GNMA Portfolio
BlackRock Government Income Portfolio
BlackRock High Income Fund
BlackRock High Yield Bond Portfolio
BlackRock Inflation Protected Bond Portfolio
BlackRock Intermediate Bond Portfolio
BlackRock Intermediate Bond Portfolio II
BlackRock Intermediate Government Bond Portfolio
BlackRock International Bond Portfolio
BlackRock Long Duration Bond Portfolio
BlackRock Low Duration Bond Portfolio
BlackRock Managed Income Portfolio
BlackRock Real Investment Fund
BlackRock Short-Term Bond Fund
BlackRock Total Return Portfolio
BlackRock Total Return Portfolio II
BlackRock World Income Fund
The following funds will be reorganized into other BlackRock funds effective October 13, 2006
Large Cap Value Equity Portfolio
Large Cap Growth Equity Portfolio
BlackRock Dividend Achievers Portfolio
BlackRock US High Yield Fund
BlackRock Short-Term U.S. Government Fund
BlackRock U.S. Government Fund
Inflation Protected Fund
The following closed funds are only available if they were held by Service Organization prior to the closing of the Transaction or if Service Organization is subject to an exception pursuant to the terms of the applicable prospectus:
BlackRock Global Resources Portfolio
BlackRock International Opportunities Portfolio
BlackRock Small Cap Value Equity Portfolio
The following fund is excluded from any additional payments, including Distribution and Marketing Support fees, Operational fees and Networking fees:
Inflation Protected Fund

* For these funds, Operational fees will equal 5 basis points (0.05%) annually of the average daily net assets invested by customers of Service Organization in these funds unless otherwise agreed.

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EXHIBIT I
To
SELLING AND SERVICES AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund
Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 3(f) of the Selling and Services Agreement and Fund Participation
Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing
Corporation ("NSCC") and its subsidiary systems as follows:
(a) Distributor or the Funds will furnish to ING Financial or its affiliate through NSCC’s Mutual
Fund Profile System ("MFPS") as well as via fax directly to ING at (860) 723-9601, (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor.
Distributor or the Funds shall make best efforts to ensure that all such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. but in no event later than 7:00 p.m.
Eastern Time (absent extraordinary circumstances and Fund or its agent will promptly notify
ING of the delay) on each business day that the Fund is open for business (each a "Business
Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.
(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus
("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING
Financial or its affiliate will calculate the net purchase or redemption order for each Fund.
Orders for net purchases or net redemptions derived from Instructions received by ING
Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration
Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day.
Subject to ING Financial’s or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Funds, for the sole purpose of receiving orders for the purchase and redemption of Fund shares, and the Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING Financial or its affiliate after the
Close of Trading on any given Business Day will be treated as if received on the next following
Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s NSCC
Firm Number, in immediately available funds, to an NSCC settling bank account designated by
ING Financial or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

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(d)	NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m.
Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e)	With respect to (c) or (d) above, if Distributor or the Fund does not send a confirmation of
ING Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)	If on any day ING Financial or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to the Fund or to
ING Financial or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)	These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.	ING Financial or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking
Matrix Level utilized.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

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EXHIBIT II

ING Excessive Trading Policy as of June 1, 2005

ING, as the provider of multi-fund products, has adopted a definition of “Excessive Trading” that is intended to respond to a majority of the restrictions on such trading activity that have been adopted by the various fund families. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.	ING currently defines Excessive Trading as more than one purchase and sale of the same fund
(including money market funds) within a thirty (30) day period Each fund offered through ING’s products, either by prospectus or stated policy, has adopted or may adopt its own definition of
Excessive Trading. Therefore ING reserves the right, without prior notice, to modify its general definition or to develop another definition that may apply to a particular fund, product or individual, depending on the needs of a particular fund and/or state or federal regulatory requirements.

A purchase followed by one or more sale and then another purchase of the same fund, or a sale followed by one or more purchases and then another sale of the same fund would meet ING’s definition of Excessive Trading. The following transactions are excluded when determining whether trading activity is excessive:

• Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
• Transfers associated with scheduled dollar cost averaging and scheduled rebalancing programs;
• Purchases and sales of fund shares in the amount of $250 or less; and
• Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund.

2.	ING actively monitors fund transfer and reallocation activity within its products to identify Excessive Trading.

3.	If ING determines that an individual has used one or more of its products to engage in Excessive
Trading. ING will send that individual a one-time warning letter and place that individual on a watch list. According to the needs of the various business units, a copy of the warning letter may also be sent, as applicable to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual.

4.	If ING determines that an individual has used one or more of its products to engage in Excessive
Trading after having received a warning letter as described above. ING will send a second letter to the individual. This letter will state that the individual’s ability to initiate fund transfers of reallocations through the Internet, facsimile, telephone calls to the company’s service center, or other electronic trading medium that ING may make available from time to time (“Electronic Trading
Privileges”) has been suspended for a period of 6 months. All fund transfers or reallocations will then have to be initiated by providing written instructions to ING via mail. During the Suspension
Period, “inquiry only” privileges will be permitted where and when possible.

5.	Following the 6 month suspension period, the Electronic Trading Privileges may again be restored, but ING will continue to monitor the fund transfer and reallocation activity. Any future Excessive
Trading will result in an indefinite suspension of the Electronic Trading Privileges.

6.	ING may elect to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity fall within the definition of Excessive Trading set forth above.

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